EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Performance Food Group Company:
We consent to incorporation by reference in the registration statement (No. 333-102154) on Form S-8 of Performance Food Group Company of our report dated June 28, 2007, with respect to the statements of net assets available for benefits of the Performance Food Group Company Employee Savings and Stock Ownership Plan as of December 31, 2006 and 2005, the related statement of changes in net assets available for benefits for the year ended December 31, 2006, and related supplemental schedule, which report is included in this annual report on
Form 11-K.
/s/ KPMG LLP
Richmond, Virginia
June 29, 2007